UNITED STATES
                SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C.  20549



                            FORM 8-A/A

        FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
             PURSUANT TO SECTION 12(B) OR (G) OF THE
                 SECURITIES EXCHANGE ACT OF 1934


                  BROAD NATIONAL BANCORPORATION
      (Exact name of Registrant as specified in its charter)


     NEW JERSEY                                22-2395057
(State of Incorporation                     (I.R.S. Employer
 or organization)                            Identification No.)


    905 BROAD STREET, NEWARK, NEW JERSEY          07102
    (Address of principal executive offices)     (Zip Code)

                   __________________________

Securities to be registered pursuant to Section 12(b) of the Act:


                               None

If this Form relates to the registration of a class of debt securities and is effective upon filing pursuant to General
Instruction A.(c)(1), please check the following box. [  ]

If this Form relates to the registration of a class of debt securities and is to become effective simultaneously with the effectiveness of a concurrent registration statement under the Securities Act of 1933 pursuant to General Instruction A.(c)(2),
please check the following box.                       [  ]

Securities to be registered pursuant to Section 12(g) of the Act:

                          Common Stock,
                     par value $1.00 per share
                         (Title of class)

ITEM 1.  DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED

GENERAL

    The authorized capital stock of the Registrant consists of 10,000,000 shares of Common Stock, par value $1.00 per share, 20,000 shares of Preferred Stock 1985 Class, par value $10.00 per share, and 1,500,000 shares of Preferred Stock, par value $1.00 per share, of which 690,000 shares were designated as 8 1/2% Cumulative Convertible Preferred Stock 1992 Class. As of September 17, 1997, the Registrant's only issued and outstanding class of capital stock was the Common Stock. The following description summarizes the material terms of the Registrant's Common Stock and is qualified in its entirety by reference to the Certificate of Incorporation of the Registrant.

    The Registrant is subject to the New Jersey Shareholders Protection Act (the "Protection Act"), which restricts certain business combinations with certain shareholders. Generally, the Protection Act prohibits a publicly held New Jersey corporation from engaging in business combinations with beneficial owners of 10% or more of the voting power of the outstanding stock for a period of five years from the date that such shareholder became a 10% shareholder, unless such transaction is approved by the Registrant's Board of Directors prior to the date that the shareholder became a 10% shareholder. The Protection Act contains additional restrictions which remain in effect after such five-year period.

COMMON STOCK

    As of September 17, 1997, there were 4,437,288 shares of Common Stock issued and outstanding and held of record by approximately 1,300 shareholders. In addition, as of such date 36,041 shares were reserved for issuance upon exercise of options granted under the Registrant's Incentive Stock Option Plan, 228,900 shares were reserved for issuance upon exercise of options granted under the Registrant's 1993 Broad National Incentive Stock Option Plan, 86,625 shares were reserved for issuance upon exercise of options granted under the Registrant's 1993 Broad National Directors Non-Statutory Stock Option Plan, 200,000 shares were reserved for issuance upon exercise of options granted under the Registrant's 1996 Broad National Bancorporation Incentive Stock Option Plan, 75,000 shares were reserved for issuance upon exercise of options granted under the Registrant's 1996 Broad National Bancorporation Directors Non-Statutory Stock Option Plan, and 225,000 shares were reserved for issuance under the Long-Term Capital Accumulation Plan of Broad National Bank, the Registrant's banking subsidiary. The issued and outstanding shares of the Registrant's Common Stock are fully paid and nonassessable.

    Voting. The holders of Common Stock are entitled to one vote per share and to cumulative voting in the election of directors. The affirmative vote of the holders of two-thirds of the outstanding shares of Common Stock will be required to approve (a) any amendment to the Registrant's Certificate of Incorporation which would be required under New Jersey law to be submitted to a vote of shareholders, (b) any merger or consolidation to which the Registrant is a party, (c) the dissolution or liquidation of the Registrant, and (d) the sale, lease, exchange or other disposition of all, or substantially all, the assets of the Registrant.

    Dividends. Subject to the prior rights, if any, of any outstanding class of the Registrant's preferred stock, the holders of Common Stock are entitled to receive such dividends as may be declared by the Board of Directors of the Registrant with respect to the Common Stock out of funds legally available therefor.

    Liquidation. In the event of a liquidation, dissolution or winding up of the affairs of the Registrant, the holders of Common Stock will be entitled to share pro rata according to their respective interest in the Registrant's assets and funds remaining after payment or provision for payment of all debts and other liabilities of the Registrant and after payment of the full amounts of any liquidation preferences of any outstanding class of the Registrant's preferred stock.

    Conversion. The Common Stock is not convertible into any other class of security of the Registrant.

    Preemptive Rights. In the event that the Registrant issues additional shares of Common Stock or securities convertible into Common Stock, holders of the Registrant's capital stock have the preemptive right to purchase that number of shares of Common Stock or securities convertible into Common Stock which bears the same proportion to the total number of shares proposed to be issued as the number of shares of Common Stock or securities convertible into Common Stock held by such person bears to the total number of shares of Common Stock that would be outstanding if all outstanding securities convertible into Common Stock were converted. The foregoing preemptive right to purchase shares of Common Stock or securities convertible into Common Stock does not apply, however, to additional shares of Common Stock issued (a) as dividends, (b) upon conversion of securities convertible into Common Stock, (c) for the purpose of raising funds to be invested in any banking subsidiary of the Registrant to provide it with capital, (d) for the purpose of increasing the Registrant's equity capital or retiring the Registrant's indebtedness, or (e) (i) under any benefit plan of any banking subsidiary of the Registrant which has been or hereafter is approved by the Board of Directors of such banking subsidiary, or (ii) under any benefit plan of the Registrant which has been or hereafter is approved by the Registrant's shareholders, including shares of Common Stock issued upon exercise of options granted under any stock option or other benefit plan of the Registrant which has been or hereafter is approved by the Registrant's shareholders. With respect to any issuance of Common Stock or securities convertible into Common Stock for the purposes of (c) or (d) above, in order for there to be no preemptive rights, at least three-fourths of the directors of the Registrant then in office must conclude that the issuance is necessary or appropriate to satisfy any regulatory requirements then applicable to the Registrant or any banking subsidiary of the Registrant, or otherwise is, in the judgment of the Board of Directors, desirable to permit the Registrant or any banking subsidiary of the Registrant to favorably respond to concerns expressed by any regulatory authority with regard to any regulatory requirement. A "regulatory requirement" is defined for this purpose as any current or proposed requirement of law, regulation, order, consent order, supervisory agreement, written directive or written request issued by any governmental authority.

ITEM 2.  EXHIBITS

    EXHIBIT NUMBER                DESCRIPTION

    I.
         4.1. Form of Common Stock Certificate (filed January 24, 1994 as Exhibit 4.1 to Post-Effective Amendment No. 1 to the Registrant's Registration Statement on Form S-8 (SEC File No. 33-28183) and incorporated herein by reference).

         4.2. Restated Certificate of Incorporation of the Registrant as amended through and including June 29, 1995.

         4.2.1. Certificate of Amendment of Certificate of Incorporation of the Registrant, respecting the amendment of ARTICLE THIRD to increase the number of authorized shares of capital stock.

         4.2.2. Certificate of Amendment of Certificate of Incorporation of the Registrant, respecting the amendment of ARTICLE THIRD to establish certain limitations with respect to preemptive rights of shareholders.

    II.

         1.             Not Applicable

         2.             Not Applicable.

         3.             Not Applicable.

         4.             Not Applicable.

         5.             Not Applicable.

         6.             Not Applicable.

                            SIGNATURE


         Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.


                        BROAD NATIONAL BANCORPORATION



                        By /s/ Donald M. Karp
                           Donald M. Karp
                           Chairman and Chief Executive Officer


Date:  September 17, 1997

                        INDEX TO EXHIBITS


EXHIBIT NUMBER          DESCRIPTION                        PAGE

    4.1.      Form of Common Stock Certificate             *
              (filed January 24, 1994 as Exhibit 4.1
              to Post-Effective Amendment No. 1
              to the Registrant's Registration Statement on Form S-8 (SEC File No. 33-28183) and incorporated herein by reference).

    4.2.      Restated Certificate of Incorporation of     __
              the Registrant, as amended through and
              including June 29, 1995.

    4.2.1.    Certificate of Amendment of Certificate      __
              of Incorporation of the
              Registrant, respecting the
              amendment of ARTICLE THIRD
              to increase the number of
              authorized shares of capital
              stock.

    4.2.2.    Certificate of Amendment of Certificate      __
              of Incorporation of the Registrant, respecting the amendment of ARTICLE THIRD to establish certain limitations with respect to preemptive rights of shareholders.

_____________________
* Incorporated by reference from previous filings